Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-231112 and 333-161450) and the Registration Statement on Form S-3 (No. 333-255734), of Gaia Inc. of our report dated February 28, 2022 relating to the consolidated financial statements which appears in this Form 10-K for the year ended December 31, 2021.

/s/ ArmaninoLLP

Dallas, Texas

February 28, 2022